Exhibit 99.1

Integrated Electrical Services, Inc.

Letter to Shareholders

February 3, 2014

Dear Fellow Shareholders:

I am pleased to report that we made substantial progress in 2013 toward delivering superior long-term returns to shareholders.  We improved the financial performance at the IES operating divisions and continued to pursue strategic acquisitions to help accelerate the use of IES’s net operating loss carry-forwards (NOLs).  We completed our first such acquisition, and we saw improved underlying performance and profitability in our divisions.

The year was far from perfect.  We had a net loss from continuing operations of $2.2 million, which included a $1.3 million reserve against a receivable due from a surety, and $3.0 million of acquisition costs.  However, despite this GAAP net loss, we believe our focus – yours and mine – on building intrinsic value will enable us to continue taking the appropriate steps toward accomplishing our ambitious goals for your company.

Building On a Foundation for Sustained Growth

Our 2013 achievements are part of a multi-year strategy to reposition and grow IES that started in late 2011.  Before discussing them, I believe it is worth looking back to present a clear vision of where we are headed.  We experienced a series of devastating losses dating to 2008, and by mid-2011 our stock price had dropped below $2 per share.  The need to stem our operating and cash losses and swing to profitability was about as urgent as it gets.  We had to move quickly, and I am proud to say that our people were up to the challenge.  Over the subsequent two years we committed to reinvesting in IES and to building a stronger electrical-infrastructure service company.  We made strategic changes not only to survive in a difficult environment, but also to build a foundation that ultimately would enable us to wring value out of the NOLs – primarily by acquiring profitable businesses whose management philosophy and culture were consistent with ours.  This was and still is integral to our growth strategy.

‑1‑

Our 2011 and 2012 transformational actions focused on four key areas:

  Strategy.  We focused our limited resources on growth in our best markets and support for our strongest leadership teams.  We heightened our sensitivity to risk and to returns on capital when choosing projects and operations to which we would commit resources.  We moved resources closer to our end markets – closer to where they were needed most and where they would provide the greatest leverage.

  Governance.  We implemented incentive plans that tie compensation to results that are under managers’ control and that drive shareholder value.  We moved toward a decentralized environment where managers were clearly accountable for their actions but where rewards could be significant for superior performance.  In light of this decentralization, we also implemented improved data analysis, benchmarking, reporting metrics and risk controls.

  Operations.  We implemented stringent cost-reduction measures and controls.  We reinvested in areas such as training and employee benefits to ensure that we attracted and retained the best talent in our industries.  We enhanced the quality of our revenue, earnings and balance sheet through more service offerings – and more consistent revenue streams – and by reducing our exposure to anything but the best construction opportunities.

  Capital.  We reduced our working-capital requirements by improving our asset use and cash-conversion cycle.  We also refinanced our senior credit arrangement and eliminated our subordinated debt, resulting in more favorable terms.

With these actions taken, and with invaluable contributions from key leaders and employees throughout our company, we emerged from this ominous period a very different – and more robust – company.  You can see this in the turnaround in revenues, cash flow and losses over the past three years:

 ‑2‑

(dollars in millions)	2009	2010	2011	2012	2013
Revenues	$516.1	$382.4	$406.1	$456.1	$494.6
Income (Loss) from Operations	(9.2)	(19.4)	(17.2)	(0.4)	0.4
Net Income (Loss) from Continuing Operations	(15.6)	(22.6)	(19.6)	(2.7)	(2.2)
Net Cash Provided by (Used in) Operating Activities	9.7	(13.2)	(11.9)	(7.4)	2.0

We learned our fair share of lessons along the way.  For example, during an early stage of our transformation in late 2011, one of our division’s commercial branches had high hopes for growth and in a short time increased its backlog of large, long-duration projects.  As the projects closed over the past 12 months, harsh reality tempered that early optimism.  Various operational issues led to project delays, and we incurred $2.1 million of additional costs in 2013 on just four of this branch’s large projects.  This was a costly – but in the end valuable – lesson that only reinforced our need for discipline in a historically low-margin environment.  The experience also confirmed our view that stable, high-performing managers, who have reliable relationships and intimate knowledge within their markets, are a key element of our strategy and will yield the biggest benefit for all stakeholders.

2013 Performance: The Rewards of a Disciplined Approach

In 2013 our successes were greater and our missteps smaller than in any recent year.  Our improvement has been valuable, and our share price reflects that.  It recovered from a low of $1.88 on September 22, 2011 to reach $5.39 on December 31, 2013.

Here are a few of the year’s highlights:

  We acquired MISCOR Group, Ltd. (MISCOR), which adds a profit stream unrelated to the historically cyclical construction industry, offers further margin improvement with low capital requirements and expands our future acquisition capacity by improving our financial profile.

‑3‑

  Adjusted EBITDA increased 84 percent to $8.0 million.  While we are generally skeptical of adjusted EBITDA as a meaningful tool to evaluate our investments, this non-GAAP metric provides insight into our divisions’ performance and excludes corporate costs related to new acquisitions and unrelated legacy items.  A reconciliation of this measure to GAAP net income (loss) from continuing operations is included in our year-end press release.

  We fully retired our $10 million senior subordinated notes with proceeds from a new term loan from Wells Fargo bank, an important partner.  We also received increased commitments throughout the year from Wells Fargo that improved our financial capabilities.

  We entered into new and expanded surety facilities with AIG and Suremerica as a further testament to our disciplined approach to the construction market.

IES Communications

Our IES Communications division, under the leadership of Don Fishstein since 1996, increased operating income 111 percent to $10.2 million through improved project execution and increased activity from Fortune 100 customers.  This division continued to offer new services in a rapidly and constantly changing market in which customers’ margin for error is virtually zero.  In addition, the division required an incredibly small commitment of IES capital.  We do not disclose our divisions’ net tangible assets, but you can see in the capital-efficiency table below that Don and his team have generated enormous profitability with a modest amount of capital.

(dollars in millions)	2011	2012	2013
Operating Income	$2.8	$4.8	$10.2
Total Assets	23.1	29.6	24.9

We owe a lot of thanks to the IES Communications team for their continued performance and service on several mission-critical projects for Fortune 100 corporations.  Many of these corporations have been repeat customers for several years – tangible evidence of our commitment to sustaining our relationships.

‑4‑

IES Commercial & Industrial

Our IES Commercial & Industrial division, under Tom Santoni’s leadership since late 2011, experienced a solid year in many of its locations.  Unfortunately, this success was offset by higher projected costs of $3.0 million incurred on a large legacy project that started in 2009.  While Commercial & Industrial has improved its performance dramatically in a difficult environment, this level of profitability leaves us unsatisfied with current operating results.

(dollars in millions)	2011	2012	2013
Operating Income	$(8.6)	$2.1	$1.2
Total Assets	79.5	65.9	55.3

Even with this setback, Tom and his team are doing a great job managing the remaining stages of the legacy project.  They are maintaining effective cost controls, developing new analytical abilities and staying disciplined in an undisciplined competitive environment.  They are also striving to build recurring revenues.  Unfortunately, improving his customers’ economic environment and ensuring that competitors exercise the same degree of discipline are beyond Tom’s – or anyone’s – control.  These factors make for a difficult environment.

While we intend to continue growing IES Commercial & Industrial despite the construction industry’s inherent risks, we will focus on higher-quality construction work and rely less on the types of long-duration – and higher-risk – construction projects that cut into our 2013 income.

IES Residential

Our IES Residential division, led by Dwayne Collier since 2011, provides electrical installation services to major builders of single-family-home developments and multi-family complexes.  The division had strong revenue growth and modest margin expansion in both segments.

‑5‑

(dollars in millions)	2011	2012	2013
Operating Income	$0.1	$1.0	$1.8
Total Assets	23.6	33.9	36.8

Margins were tempered by costs associated with our expansion into the California solar market in late 2012 and early 2013, efforts that we scaled back significantly in late 2013.  We expect strong returns on net assets and continued growth from our Residential division in 2014 as its markets continue to improve.

Seeking a Prudent Balance

As I mentioned earlier, we owe a great deal to our division leaders and employees for our emergence from a difficult period.  I would like to thank them for their contributions in 2013, another year of highly competitive markets and historically weak margins.  We believe we will continue to emerge from these difficult conditions.

There are times when you should be more aggressive when bidding on construction projects and times when patience and discipline should prevail.  Unfortunately, many construction players rush to bid jobs when they are emerging from a prolonged difficult environment.  This eagerness, particularly in the early stage of a recovery, can leave one exposed to increasing labor and material costs, also typical of a recovery.  Over the last year, input costs have increased, and we do not see this changing, particularly in the labor market.  U.S. construction unemployment has decreased from 20.6 percent in 2010 to 11.3 percent in 2013.  We have seen pricing start to reflect these changes in certain markets and are optimistic about the rest of our markets.  But now it is more important than ever to remain disciplined in our bidding practices even as margins creep back to their historical norms.

‑6‑

This does not mean we are sitting on our hands waiting for the market to come back.  Instead, we are offering new services, expanding into new geographies and concentrating on the best quality construction projects.  Regarding fixed-price contracts with longer durations, we are ready to become more aggressive about increasing these volumes when pricing reflects risks incurred.

2013 Strategic Activity

We acquired MISCOR in 2013 – a transformational event for IES in many ways.  First, MISCOR adds a profit stream unrelated to the historically cyclical construction industry.  Second, MISCOR offers further margin improvement with low capital requirements.  Both factors increase the potential for above-average returns on our invested capital.  Finally, the merger expands our future acquisition capacity by improving our financial profile.  The support of our bank and sureties, solid governance practices at the board level, and the endorsement from an overwhelming percentage of our shareholders – along with our improving financials – made the MISCOR acquisition possible.  We are grateful for this vote of confidence.

While the acquisition pipeline is still robust, we remain selective about those investments we choose to pursue.  We look for businesses that meet our fundamental investment criteria and whose valuations are justified by fundamentals.  Our most promising candidates are typically solid businesses with good returns on capital that will benefit from our NOLs.  Owners and management teams who appreciate IES’s sense of partnership, empowerment with accountability, a long-term perspective, an internal drive for continuous improvement, and the growth of fundamentals-based intrinsic value would likely fit with IES’s culture.

Future Actions to Generate Higher Returns

We expect to continue growing in a controlled and risk-focused manner.  Though our profits to date have been modest, we are confident that the continuation of the following strategies will enable us to attain our long-term goal of generating superior returns for our shareholders:

 ‑7‑

  As I mentioned previously, some of our current divisions are still exposed to risks inherent in the construction market.  We expect industry bidding dynamics to improve and in the meantime are focusing on enhancing recurring revenues and returns on capital.

  We seek to increase the value of our businesses by focusing on appropriate governance procedures, continuously improving our operations and generating superior returns on capital.

  Finally, we remain focused on maximizing the value of our NOLs.  We will continue to pursue sizeable acquisitions that meet our criteria of superior returns on capital, an established market position, sustainable competitive advantages, proven management with a willingness to continue post-transaction and, ideally, reinvestment opportunities.  IES offers a great platform for the right partner who is not just looking to monetize his or her ownership, but who wants to find a permanent home for the company.

Simply providing capital does not give us a competitive advantage in today’s marketplace.  We will likely not offer the highest cash price to sellers in this environment, where there is ample access to leverage and capital.  However, unlike the majority of financial partners, we do not have a fixed investment time horizon and do not face pressure to sell our investments within a given time period.  We also offer significant autonomy to the right management teams.  Most significantly, we can offer our partners the benefits of our sizeable NOLs.

We wish to thank our shareholders for their acquisition ideas to date.  We welcome any referrals that adhere to our investment criteria.

I look forward to updating you on our progress throughout the year.  On behalf of the entire Board and the IES employees, we thank you for your continued support and your confidence.

‑8‑

Forward-Looking Statements

Certain statements in this document are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, all of which are based upon various estimates and assumptions that the Company believes to be reasonable as of the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “seek,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue” or the negative of such terms or other comparable terminology. These statements involve risks and uncertainties that could cause the Company’s actual future outcomes to differ materially from those set forth in such statements.

Such risks and uncertainties include, but are not limited to, the ability of our controlling shareholder to take action not aligned with other shareholders; the sale or disposition of the shares of our common stock held by our majority shareholder, which, under certain circumstances, would trigger change of control provisions in our severance plan or financing and surety arrangements; the possibility that certain tax benefits of our net operating losses may be restricted or reduced in a change in ownership; limitations on the availability of sufficient credit or cash flow to fund our working capital needs, capital expenditures and debt service; difficulty in fulfilling the covenant terms of our credit facilities; competition in our respective industries, from both third parties and former employees, which could result in the loss of one or more customers or lead to lower margins on new projects; the inability to achieve, or difficulties and delays in achieving potential benefits of the acquisition of MISCOR Group, Ltd.; challenges integrating other new businesses into the Company or new types of work, products or processes into our divisions; fluctuations in operating activity due to downturns in levels of construction, seasonality and differing regional economic conditions; a general reduction in the demand for our services; a change in the mix of our customers, contracts and business; our ability to successfully manage projects; possibility of errors when estimating revenue and progress to date on percentage-of-completion contracts; additional closures or sales of facilities could result in significant future charges and a significant disruption of our operations; inaccurate estimates used when entering into fixed-priced contracts; the cost and availability of qualified labor; increased cost of surety bonds affecting margins on work and the potential for our surety providers to refuse bonding or require additional collateral at their discretion; increases in bad debt expense and days sales outstanding due to liquidity problems faced by our customers; the recognition of potential goodwill, long-lived assets and other investment impairments; credit and capital market conditions, including changes in interest rates that affect the cost of construction financing and mortgages, and the inability for some of our customers to retain sufficient financing, which could lead to project delays or cancellations; accidents resulting from the physical hazards associated with our work and the potential for accidents; our ability to pass along increases in the cost of commodities used in our business, in particular, copper, aluminum, steel, fuel and certain plastics; potential supply chain disruptions due to credit or liquidity problems faced by our suppliers; loss of key personnel and effective transition of new management; success in transferring, renewing and obtaining electrical and construction licenses; uncertainties inherent in estimating future operating results, including revenues, operating income or cash flow; disagreements with taxing authorities with regard to tax positions we have adopted; the recognition of tax benefits related to uncertain tax positions; complications associated with the incorporation of new accounting, control and operating procedures; the financial impact of new or proposed accounting regulations; the effect of litigation, claims and contingencies, including warranty losses, damages or other latent defect claims in excess of our existing reserves and accruals; warranty losses or other unexpected liabilities stemming from former divisions which we have sold or closed; growth in latent defect litigation in states where we provide residential electrical work for home builders not otherwise covered by insurance; changes in the assumptions made regarding future events used to value our stock options and performance-based stock awards; the ability of IES to enter into, and the terms of, future contracts; the inability to carry out plans and strategies as expected; future capital expenditures and refurbishment, repair and upgrade costs; delays in refurbishment and upgrade projects; and liabilities under laws and regulations protecting the environment.

 ‑9‑

You should understand that the foregoing, as well as other risk factors discussed in this document and in the Company’s annual report on Form 10-K for the year ended September 30, 2013, could cause future outcomes to differ materially from those expressed in such forward-looking statements. The Company undertakes no obligation to publicly update or revise any information, including information concerning its controlling shareholder, net operating losses, borrowing availability, or cash position, or any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

‑10‑